Exhibit 10.1

INTELLECTUAL PROPERTY ASSIGNMENT

AND

LICENSE AGREEMENT

by and between

AGENUS INC.

and

MINK THERAPEUTICS, INC.

dated as of

September 10, 2021

INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of September 10, 2021 (the “Effective Date”) by and between, on the one hand, AGENUS INC., a Delaware corporation having its principal place of business at 3 Forbes Road Lexington, Massachusetts 02421 (“Agenus”), and, on the other hand, MINK THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 149 Fifth Avenue Suite 500 New York, New York 10010 (“MiNK”), and solely for purposes of Section 5.1, Agenus Switzerland and Agenus UK Ltd, both of which are wholly owned subsidiaries of Agenus, and AgenTus Therapeutics SA and AgenTus Therapeutics Ltd, both of which are wholly owned subsidiaries of MiNK. Agenus and MiNK are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, MiNK desires to acquire from Agenus, and Agenus desires to transfer and assign to MiNK, all of Agenus’ right, title, and interest in and to the Assigned Intellectual Property, and to grant back to Agenus certain rights under the Assigned Intellectual Property;

WHEREAS, MiNK desires to obtain from Agenus, and Agenus desires to grant to MiNK, certain licenses to Exploit the Products pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to terminate the existing Amended and Restated Agenus-Agentus Intercompany License and Services Agreement (the “Agenus-Agentus Agreement”) and simultaneously enter into this Agreement and the Intercompany General & Administrative Services Agreement dated September 10, 2021 (the “Services Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual obligations and undertakings set forth below, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1.	“Acquirer” has the meaning set forth in Section 1.13 (“Change of Control”).

1.2.

“Affiliate” means, with respect to either Party, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Party, for so long as such control exists; for purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights, or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity; provided that neither Party will be deemed to be an “Affiliate” of the other Party.

1.3.	“Agenus” has the meaning set forth in the preamble hereto.

1.4.	“Agenus-Agentus Agreement” has the meaning set forth in the Recitals.

1.5.	“Agenus Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by MiNK).

1.6.	“Agreement” has the meaning set forth in the preamble hereto.

1.7.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering, or terrorism.

1.8.	“Assigned Intellectual Property” means the Assigned Patent Rights and Assigned Know-How.

1.9.

“Assigned Know-How” means (a) all Know-How set forth in Schedule 1.9 (Assigned Know-How), (b) all Know-How existing as of the Effective Date and directed solely or primarily to iNKT cells, chimeric antigen receptor T (CAR-T) cells or engineered T-cell receptor (TCR) cells, or other cell therapy formats incorporating engineered iNKT, CAR-T or TCR, and (c) all Know-How existing as of the Effective Date and conceived and developed solely by MiNK personnel or conceived and developed on behalf of MiNK using solely MiNK resources, including but not limited to Know-How developed by Agenus on behalf of MiNK pursuant to Section 2.4 of the Agenus-Agentus Agreement.

1.10.

“Assigned Patent Rights” means (a) those Patent Rights set forth in Schedule 1.10, (b) any Patent Rights claiming priority, directly or indirectly, to any of the Patent Rights set forth in (a), and (c) any Patent Rights claiming or filed to claim any of the Assigned Know-How set forth in subclause (a) of the definition thereof.

1.11.	“Breaching Party” has the meaning set forth in Section 10.3 (Termination for Material Breach).

1.12.	“Business Day” means any day other than a Saturday, a Sunday, or an official holiday on which the commercial banks in New York, New York are authorized or required to be closed.

1.13.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates, but in any event, excluding any consolidation or merger effected exclusively to change the domicile of a Party, any transaction or series of transactions effected principally for a bona fide financing transaction, or a stock sale to underwriters in a public offering. The acquiring or combining Third Party in any of (a), (b), or (c), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer.”

1.14.	“Claims” has the meaning set forth in Section 8.1 (Indemnification by Agenus).

1.15.	“Clinical Study” means any study conducted in humans (healthy volunteers or patients) according to a set protocol.

1.16.

“Commercialization,” “Commercialize,” or “Commercializing”, mean, with respect to a given product, process, or service, all activities undertaken before or after obtaining Regulatory Approvals relating to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, branding, marketing, advertising, pricing, reimbursement, offering for sale, sale, and distribution of such product, process, or service, including support, life cycle management, patient support, customer support, the booking of sales, safety monitoring, sampling, shipping, handling, warehousing, logistics management, and invoicing activities. “Commercialization” excludes any Development or Manufacture of such product, process, or service.

1.17.

“Confidential Information” of a Party means any and all information of such Party or its Affiliates that is disclosed by or on behalf of such Party (or its Affiliates) to the other Party (or its Affiliates) under this Agreement, whether in oral, written, graphic, or electronic form, and whether prior to, on, or after the Effective Date, including the terms of this Agreement, any Know-How related to any Product developed by or on behalf of the disclosing Party or its Affiliates, and the scientific, regulatory, business affairs, or other activities of either Party related to any Product. Without limiting the foregoing, all Assigned Intellectual Property and Regulatory Materials will be MiNK’s Confidential Information. The terms of this Agreement will be the Confidential Information of each Party.

1.18.

“Control” or “Controlled” means, with respect to any information, material, Know-How, Patent Right, or other proprietary right, that a Party (a) owns or (b) has a license or other right (other than a license granted to such Party under this Agreement) to such information, material, Know-How, Patent Right, or other proprietary right, and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party. Notwithstanding the foregoing, neither Party will be deemed to Control any information, material, Know-How, Patent Right, or other property right that was owned or controlled by an Acquirer of such Party (i) prior to a Change of Control of such Party or (ii) after a Change of Control of such Party that was developed, invented or obtained by the Acquirer after the Change of Control without the use of any Confidential Information or proprietary materials of the Party undergoing such Change of Control that are related to this Agreement, in each case ((i) and (ii)), except to the extent that such information, material, Know-How, Patent Right, or other proprietary right was owned or Controlled by the Acquirer as a result of a license or other agreement with the Party involved in the Change of Control if such information, material, Know-How, Patent Right, or other proprietary right would otherwise be Controlled by such Party.

1.19.

“Controlled Affiliate” means, with respect to Agenus, any other Person that directly or indirectly through one or more intermediaries is controlled by Agenus, for so long as such control exists; for purposes of this definition, “control” (including, with correlative meaning, the term “controlled by”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights, or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity; provided that no other Person will be deemed to be a Controlled Affiliate of Agenus unless such Person is also an Affiliate of Agenus.

1.20.

“Cover” means, as used in relation to a Patent Right or Know-How and a subject matter at issue, that the manufacture, use, sale, offering for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right or encompass such Know-How.

1.21.

“Develop” or “Development” means, with respect to a given product, process, or service, all activities that are necessary or useful to obtain, support, or maintain Regulatory Approval (other than to obtain any pricing or reimbursement approvals) of such product, process, or service, in any particular country or jurisdiction in the Territory, including any such activities relating to research, preparing and conducting pre-clinical studies, non-clinical studies, and Clinical Studies and regulatory activities (e.g., preparing, filing, and obtaining regulatory applications). “Develop” or “Development” excludes the Commercialization and the Manufacture of such product, process, or service.

1.22.	“Dispute” has the meaning set forth in Section 11.1 (Referral of Disputes to Executive Officers; Arbitration).

1.23.	“Effective Date” has the meaning set forth in the preamble hereto.

1.24.	“Existing Licensed Know-How” has the meaning set forth in Section 1.38 (“Licensed Know-How”).

1.25.	“Existing Licensed Patent Rights” has the meaning set forth in Section 1.39 (“Licensed Patent Rights”).

1.26.	“Existing Technology” means the Existing Licensed Know-How and Existing Licensed Patent Rights. For clarity, Existing Technology does not include improvements to Existing Technology.

1.27.

“Exploit” or “Exploitation” means, with respect to a given product, process, or service, to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of, and otherwise exploit.

1.28.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.29.	“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.30.

“Field” means the discovery, Development, and Commercialization of cell therapies based on iNKT cells, whether or not modified, or any therapeutic derived from or targeting iNKT cells. For the avoidance of doubt, the Field includes any use or application that is (a) primarily related to iNKT cells, (b) comprised of iNKT cells containing chimeric antigen receptors (CARs), natural or engineered T-cell receptor (TCRs), exogenously expressing cytokine(s), expressing or secreting other therapeutic molecules (including immunoglobulin based therapeutics), or containing any genetic modification of an iNKT cell whether transient or stable, or (c) comprised of cell engagers solely or primarily related to engaging iNKT cells.

1.31.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial, or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).

1.32.	“Indemnified Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.33.	“Indemnifying Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.34.	“Infringement” has the meaning set forth in Section 6.7.1 (Notification).

1.35.

“Know-How” means any data, results, approvals, technology, or information, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, ideas, drawings, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from pre-clinical and non-clinical studies), stability data, and other study data and procedures.

1.36.	“Knowledge” means the knowledge, in the case of Agenus, of the CEO of Agenus and, in the case of MiNK, the CEO of MiNK.

1.37.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, anywhere in the world.

1.38.

“Licensed Know-How” means all (a) Know-How set forth in Schedule 1.38 (Existing Licensed Know-How) hereto, including any Licensed Know-How that Agenus has provided to MiNK as of the Effective Date (the “Existing Licensed Know-How”) and (b) Know-How Controlled by Agenus or any of its Controlled Affiliates (if any) at any time during the Term that is (i) an improvement to Existing Licensed Know-How or (ii) necessary to Exploit a product, process, or service directed to a Licensed Target. For clarity, Licensed Know-How does not include Assigned Know-How.

1.39.

“Licensed Patent Rights” means any (a) Patent Right set forth in Schedule 1.39 (Existing Licensed Patent Rights) hereto (the “Existing Licensed Patent Rights”), (b) Patent Right that is Controlled by Agenus or any of its Controlled Affiliates (if any) at any time during the Term that is (i) an improvement to an Existing Licensed Patent Right or (ii) is primarily directed to a Licensed Target and is necessary to Exploit a product, process, or service directed to such Licensed Target, and (c) any Patent Right that is Controlled by Agenus or any of its Controlled Affiliates (if any) as of the Effective Date and at any time during the Term that Covers Licensed Know-How. For clarity, Licensed Patent Rights do not include Assigned Patent Rights.

1.40.	“Licensed Targets” means those targets set forth in Schedule 1.40 (Licensed Targets) hereto.

1.41.

“Licensed Technology” means the Licensed Know-How and Licensed Patent Rights. For clarity, Licensed Technology includes improvements to Existing Technology. For further clarity, Licensed Technology does not include Assigned Intellectual Property.

1.42.

“Manufacture” and “Manufacturing” means, with respect to a given product, all activities related to the production, manufacture, formulation, processing, filling, finishing, packaging, labeling, handling, and holding of any such product, or any intermediate thereof, including formulation development, process development, process qualification and validation, scale-up, pre-clinical, non-clinical, clinical, and commercial manufacture (including manufacture of pre-clinical, non-clinical, or Clinical Study material (including placebo and active controls)), analytic development, product characterization, stability testing, quality assurance, quality control, and release testing. “Manufacture” excludes any Development or Commercialization of such product.

1.43.	“MiNK” has the meaning set forth in the preamble hereto.

1.44.	“MiNK Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Agenus).

1.45.	“Non-Breaching Party” has the meaning set forth in Section 10.3 (Termination for Material Breach).

1.46.	“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.47.

“Patent Challenge” means any assertion by MiNK or any of its Affiliates or Sublicensees, or any assistance given to a Third Party by MiNK or any of its Affiliates or Sublicensees in the initiation or continuation of an assertion, in a legal or administrative proceeding or other similar legal proceeding, including with respect to the Patent Trial and Appeal Board, challenging the patentability, validity, or enforceability of any of the Licensed Patent Rights.

1.48.

“Patent Rights” means any and all (a) patent applications and issued patents, including, all national, regional, and international patents and patent applications; provisionals; continuations; divisionals; continuations-in-part; continued prosecution applications; reissues, renewals, substitutions, reexaminations, and revivals thereof; (b) patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents, and design patents and certificates of invention; and (c) extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate) or restorations of the patents described above by existing or future extension or restoration mechanisms.

1.49.	“Person” means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a government or political subdivision or an agency thereof.

1.50.

“Product” means any product, process, or service (a) the Exploitation by MiNK or its Affiliates or Sublicensees of which would, in the absence of a license under this Agreement or ownership (whether sole or joint) thereof, infringe a Valid Claim of any Licensed Patent Right or Assigned Patent Right or (b) that otherwise embodies or uses any Licensed Technology or Assigned Intellectual Property.

1.51.

“Prosecution History Files” means all files Controlled by Agenus, any Controlled Affiliate, or any outside patent counsel of Agenus or such Controlled Affiliate, as of the Effective Date, related to the preparation, prosecution, maintenance, filing, issuance, or registration of the Assigned Patent Rights.

1.52.

“Regulatory Approval” means, with respect to a particular country and product, a marketing authorization granted by the applicable Regulatory Authority in such country for such product, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of product labeling. For clarity, in the U.S., approval of the New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or Biologics License Application, constitutes Regulatory Approval in the U.S.

1.53.	“Regulatory Approval Application” means an application to the applicable Regulatory Authority for approval to Commercialize a Product hereunder.

1.54.

“Regulatory Authority” means, with respect to a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approvals of pharmaceutical products in such country or jurisdiction.

1.55.

“Regulatory Materials” means Regulatory Approval Applications, investigational new drug applications, clinical trial applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from, or otherwise conducted with a Regulatory Authority to Exploit a product, process, or service in a particular country or jurisdiction.

1.56.	“Services Agreement” has the meaning set forth in the Recitals.

1.57.	“Sublicensee” means any Person to which a sublicense is validly granted pursuant to Section 3.1.3 (Sublicense Rights).

1.58.	“Term” has the meaning set forth in Section 10.1 (Term).

1.59.	“Territory” means worldwide.

1.60.

“Third Party” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority, or other entity or body other than MiNK or Agenus or an Affiliate of either of them.

1.61.	“Third Party Claim” has the meaning set forth in Section 6.8.1 (Third Party Infringement Claim).

1.62.	“Transition Period” has the meaning set forth in Section 4.1 (Technology Transfer; Support).

1.63.	“U.S.” means the United States of America, including all possessions and territories thereof.

1.64.	“USD” or “$” means the lawful currency of the United States of America.

1.65.	“USPTO” means the United States Patent and Trademark Office or any successor entity.

1.66.

“Valid Claim” means a claim of (a) any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability in a final judgment that has not been appealed within the time allowed by Law or from which there is no further appeal; or (b) a pending patent application that is filed and prosecuted in good faith and has not been pending (i) for more than seven years from its first substantive office action from the patent office of an applicable country and (ii) for more than 10 years from its earliest, non-provisional priority date.

2.	ASSIGNMENT

2.1.

Intellectual Property Assignment. Effective upon the Effective Date, Agenus hereby sells, conveys, assigns, and transfers to MiNK, and causes all Controlled Affiliates to hereby sell, convey, assign, and transfer to MiNK, all of Agenus’ and Agenus’ Controlled Affiliates’ right, title, and interest in and to the Assigned Intellectual Property in any and all countries and patent examining and granting jurisdictions; all rights to apply for registration in countries with full benefit of such priority as may now or hereafter be granted to it by Law, treaty or other international convention with respect to the Assigned Intellectual Property; and all rights, interests, claims, and demands recoverable in law or equity, that Agenus has or may have in profits and damages for past, present and future infringements of the Assigned Intellectual Property, including the right to compromise, sue for, and collect such profits and damages; all of the foregoing to be held and enjoyed by MiNK, its successors and assigns, or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Agenus if this assignment had not been made. MiNK hereby accepts the foregoing sale, conveyance, assignment, and transfer.

2.2.

Documents. Within 30 days after a request by MiNK following the Effective Date, Agenus will provide to MiNK, or to MiNK’s designated outside counsel, each Prosecution History File for each Assigned Patent Right in the possession of or under the control of each outside counsel responsible for the preparation, prosecution, or maintenance of any Assigned Patent Rights. Within 30 days after the Effective Date, Agenus will, and Agenus will cause all Controlled Affiliates to, provide to MiNK all original executed assignment(s) from inventor(s) to the Assigned Patent Rights. Within 60 days after the Effective Date, Agenus will, and Agenus will cause all Controlled Affiliates to, provide to MiNK all material prior art (whether patents, patent applications, publications, or events raising a statutory bar to patentability) in the possession of Agenus or a Controlled Affiliate and in a form and format as available.To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files or other documents pertaining to the Assigned Intellectual Property that is retained under Agenus’ or its representatives’ normal document retention policy and remains under Agenus’ possession or control after the Effective Date, Agenus will not waive any such privilege or other protection, and Agenus will not disclose such portion of the Prosecution History File or other documents to any Third Party unless (i) disclosure is ordered by a court of competent jurisdiction and (ii) Agenus gave MiNK prompt written notice upon learning that any Third Party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.

2.3.

Further Cooperation; Recordation. Effective upon the Effective Date, MiNK will be responsible for and shall pay all costs (whether incurred prior to or after the Effective Date) relating to the registration, maintenance, and prosecution of the Assigned Intellectual Property. Agenus agrees that MiNK will have the right to register and record its rights in the Assigned Patent Rights, in its name, at its sole expense, in the USPTO or in any foreign equivalent thereof, by filing a document in the form attached in Schedule 2.3 (Form of Confirmatory Patent Assignment). Agenus will cooperate, and will cause its Controlled Affiliates to cooperate, with MiNK, at MiNK’s expense, in (a) filing or prosecuting any patent applications and in maintaining any Patent Rights included in the Assigned Patent Rights, (b) executing, recording and acknowledging any further legal documents, and using reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying to MiNK the benefit of the assignment of Assigned Intellectual Property contemplated by this Agreement, and (c) performing all reasonable acts that may be necessary to complete the assignment of Agenus’ interest in and to the Assigned Intellectual Property. Upon MiNK’s reasonable request, Agenus will reasonably cooperate with MiNK to make Agenus’ employees or named inventors of the Assigned Patent Rights available as needed to facilitate any of the foregoing ((a)-(c)). Notwithstanding the foregoing, the Parties will cooperate to ensure that none of the Assigned Patent Rights are abandoned or allowed to lapse during the 90 day period following the Effective Date.

3.	LICENSES

3.1.	Licenses.

3.1.1.	Agenus License Grant to MiNK.

3.1.1.1.	Product License.

3.1.1.1.1.

Subject to the terms and conditions of this Agreement, Agenus, on behalf of itself and its Controlled Affiliates (if any), hereby grants to MiNK and its Affiliates) an exclusive (even as to Agenus and its Controlled Affiliates (if any), non-royalty-bearing, sublicensable license under the Licensed Technology to Exploit the Products in the Field in the Territory.

3.1.1.1.2.

For clarity, the license grant in Section 3.1.1.1.1 (Product License) does not include or imply a license to Exploit any molecule Controlled by Agenus which may be used in a combination treatment with iNKT cells.

3.1.2.

MiNK License Grant to Agenus. Subject to the terms and conditions of this Agreement, MiNK hereby grants to Agenus (a) a perpetual, irrevocable, worldwide, non-royalty-bearing, non-exclusive license, with the right to grant sublicenses through multiple tiers, under the Assigned Intellectual Property, with the exception of Assigned Know-How set forth in Schedule 1.11, Part A, to Exploit any product, process, or service solely outside the Field and (b) a perpetual, irrevocable, worldwide, non-royalty-bearing, non-exclusive license, with the right to grant sublicenses through multiple tiers, under the Assigned Intellectual Property set forth in Schedule 1.11, Part A, solely in the antibody field.

3.1.3.

Sublicense Rights. MiNK will have the right to sublicense the rights and obligations granted to it under Section 3.1.1 (Agenus License Grant to MiNK) through multiple tiers to any Affiliate of MiNK or Third Party; provided that, in each such case, MiNK will enter into a written sublicense agreement, promptly notify Agenus upon entry into such sublicense agreement (other than any such sublicense agreement with an Affiliate of MiNK), provide a copy of such sublicense agreement to Agenus (except with respect to an Affiliate of MiNK or contract research organizations and similar entities performing activities on MiNK’s behalf) which copy may be reasonably redacted to remove confidential information that is not necessary for Agenus to monitor compliance with this Agreement, ensure that such sublicense agreement is consistent with the terms and conditions of this Agreement to the extent reasonably applicable to Sublicensees, and be responsible for the acts and omissions of the applicable Sublicensee as if MiNK were exercising such sublicensed rights itself under this Agreement.

3.2.	Agenus Retained Rights. Notwithstanding anything herein to the contrary, Agenus retains all rights under the Licensed Technology to Exploit the Products outside the Field.

3.3.

No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed to have granted the other Party any license or other right to any intellectual property of such Party, whether by estoppel, implication, or otherwise.

3.4.

Non-Compete and Exclusivity. During the Term of this Agreement and for three years thereafter, Agenus is prohibited from Developing, Manufacturing or Commercializing a cell therapy based on iNKT cells, directly, or indirectly by transferring such technology to a Third Party. Nothing in this Section 3.4 shall be interpreted to prohibit Agenus from licensing a molecule to a Third Party to be used in combination with the Third Party’s cell-based therapy.

3.5.

Out of Scope Inventions. It is acknowledged that each Party may have had access to the other Party’s Confidential Information due to the relationship of the Parties and shared facilities. While the Parties share facilities pursuant to the Intercompany General & Administrative Services Agreement and for three years thereafter, if a Party utilizes such Confidential Information and does so in breach of a written agreement between the Parties, including outside the scope of the assignment and license grants set forth in this Agreement or, in the case of Agenus, a breach of Section 3.4 of this Agreement, and in so doing conceives, develops, makes, or reduces to practice any discovery or invention (“Out of Scope Invention”), each of the Parties hereto acknowledge, understand and agree that the damages for such a material breach of this Agreement would be difficult to ascertain, and each of the Parties hereby agrees to the following:

The Party making the Out of Scope Invention shall promptly disclose it in writing to the other Party. The disclosing Party hereby waives any rights of ownership to any such Out of Scope Invention and any intellectual property rights therein, and the other Party may use all such rights, results and information for any and all purposes to the extent consistent with this Agreement. The disclosing Party understands and agrees that any Out of Scope Invention may be used by the other Party to file and support its patent applications or in preparing regulatory filings, without additional compensation to the disclosing Party.

4.	DEVELOPMENT, MANUFACTURING, REGULATORY AND COMMERCIALIZATION MATTERS

4.1.

Technology Transfer; Support. Promptly after the Effective Date and for a period of 6 months (“Transition Period”), Agenus will, at MiNK’s cost and expense, disclose and transfer to MiNK or its designee, in whatever form MiNK may reasonably request, all Licensed Know-How relating to any Product existing as of the Effective Date, all Assigned Know-How, and copies of tangible embodiments of all Assigned Intellectual Property and Licensed Technology existing as of the Effective Date. Thereafter during the Term, at MiNK’s request, Agenus will disclose and make available to MiNK or its designee, in whatever form MiNK may reasonably request, any additional Licensed Know-How, any additional Assigned Know-How, and any additional copies of tangible embodiments of all Assigned Intellectual Property and Licensed Technology that has not been previously transferred to MiNK.

4.2.	Development.

4.2.1.	MiNK Development. MiNK will have sole control over and responsibility and decision-making authority for, at its sole cost and expense, all Development activities for the Products hereunder.

4.2.2.

Combination Therapy with Agenus Biological Material. Upon written request, Agenus shall provide MiNK with Agenus biological material, including proprietary molecules in Agenus’ pipeline, to be used by MiNK for Development activities. Notwithstanding the foregoing, Agenus shall not be obligated to provide biological material to MiNK if providing such material would reasonably result in the disruption of planned Agenus activities, substantial costs for Agenus, violation of any law, or a violation of contractual obligations to a Third Party. The Parties agree that any requested Agenus biological material will only be provided to MiNK upon execution of Agenus’s template material transfer agreement or template clinical collaboration agreement, depending on the nature of the Development activities, and that such agreement will provide for the joint ownership of resulting data.

4.3.	Manufacturing.

4.3.1.

MiNK Manufacturing. MiNK will, either directly or by or with an Affiliate or a Sublicensee, have sole control over and decision-making authority for, at its sole cost and expense, the Manufacture of all of its requirements for supplies of any Products hereunder.

4.3.2.

Retained Right In Manufacturing Know-How. For the avoidance of doubt, notwithstanding the license granted to MiNK under Section 3.1.1 (Agenus License Grant to MiNK) or the transfer of Licensed Know-How and other Know-How in Section 4.1 (Technology Transfer; Support), Agenus retains the right to Exploit any Licensed Technology, to Manufacture any product that is not any Product.

4.4.

Regulatory. Commencing on the Effective Date, MiNK will be the sponsor of and take the lead and have sole control over and decision-making authority for preparing, filing, obtaining, and maintaining Regulatory Approvals for the Products hereunder and conducting all associated regulatory activities for the Products hereunder.

4.5.

Commercialization. MiNK will have sole control over and decision-making authority for, at its cost and expense, the Commercialization of the Products hereunder. Without limiting the generality of the foregoing, MiNK will, with respect to the Products hereunder, have full control over: (a) developing and executing a commercial launch and pre-launch plan, (b) developing the strategy for, and negotiating with applicable Governmental Authorities regarding, the price and reimbursement status of the Products; (c) marketing and promotion; (d) booking sales, and distribution and performance of related services; (e) handling all aspects of order processing, invoicing, and collection, inventory, and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing, and promotion of the Products hereunder.

4.6.	Costs. MiNK will be solely responsible for all costs incurred by or on behalf of MiNK with respect to Development, Manufacturing, Regulatory Approval, and Commercialization of the Products.

5.	TERMINATION OF AGENUS-AGENTUS AGREEMENT

5.1.

Termination of Agenus-Agentus Agreement. It is the intent of the Parties that this Agreement and the Services Agreement replace the Agenus-Agentus Agreement. In view of the mutual rights and obligations granted under the Agreement and the Services Agreement, the Parties hereby terminate the Agenus-Agentus Agreement. All surviving rights and obligations under the Agenus-Agentus Agreement shall survive termination except to the extent such rights and obligations are inconsistent with those granted herein, or in the case of such rights and obligations that are pertinent to services, those granted pursuant to the Services Agreement.

6.	INTELLECTUAL PROPERTY MATTERS

6.1.

Ownership of Existing Know-How and Patent Rights. As between the Parties, except as set forth herein, all Know-How and Patent Rights owned by a Party prior to the Effective Date or conceived, discovered, developed, or otherwise made by a Party separate and apart from this Agreement, will be owned by such Party, unless subject to another agreement between the Parties.

6.2.	Ownership of New Inventions.

6.2.1.

With the exception of Out of Scope Inventions as set forth in Section 3.5, ownership of new inventions shall be determined by inventorship under principles of U.S. patent law. In the event that the Parties are unable to reach agreement as to inventorship, the Parties shall jointly engage an independent patent counsel to determine inventorship, the cost of which shall be split between evenly between the Parties. The Parties hereby agree that they shall be bound by the inventorship determinations made by the independent counsel.

6.2.2.

It is envisioned that the Parties will contract with each other for the performance of activities related to the Development, Manufacture, and/or Commercialization of therapeutic candidates and that such agreements will include clauses that address the ownership, prosecution, and enforcement of any inventions arising from the contracted activities.    In the absence of such an agreement, patent ownership shall be determined by Section 6.2.1 and subject to the rights granted in this Agreement.

6.3.

Assigned Patent Rights and Assigned Know-How. As between the Parties, MiNK will have the sole right (but not the obligation), at MiNK’s expense and in its sole discretion, to prepare, file, prosecute (including any opt-in or opt-out decisions under the Unified Patent Court Agreement and related regulations), maintain, defend, and enforce the Assigned Patent Rights and to file patent applications claiming the Assigned Know-How.

6.4.	Prosecution of Licensed Patent Rights.

6.4.1.

Responsibility. As between the Parties, Agenus will have the first right, at Agenus’s expense, to prepare, file, prosecute (including any opt-in or opt-out decisions under the Unified Patent Court Agreement and related regulations), and maintain the Licensed Patent Rights, subject to the terms of this Section 6.4 (Prosecution of Licensed Patent Rights); provided, however, that MiNK will have the right to review and comment thereon, and Agenus will consider MiNK’s reasonable comments with respect thereto in good faith, and MiNK shall have the right to prosecute patent applications containing claims limited to the Field at its expense and in consultation with Agenus pursuant to Section 6.4.3 (Cooperation).

6.4.2.	Abandonment.

6.4.2.1.

If Agenus decides to abandon any Patent Right for which it is responsible for prosecuting and maintaining under Section 6.4.1 (Responsibility), then Agenus will provide MiNK with prompt written notice of such decision and MiNK may thereafter be responsible for the prosecution and maintenance of such Patent Right at its sole option, cost, and expense. Agenus shall not abandon the prosecution of any patent application (except in favor of a continuation, divisional or continuation-in-part application) or the maintenance of any Patent Rights without notifying MiNK in writing at least 30 days in advance of any applicable deadline.

6.4.2.2.

If MiNK decides to abandon any Patent Right for which it is responsible for prosecuting and maintaining under Section 6.4.1 (Responsibility), then MiNK will provide Agenus with prompt written notice of such decision and Agenus may thereafter be responsible for the prosecution and maintenance of such Patent Right at its sole option, cost, and expense. MiNK shall not abandon the prosecution of any patent application (except in favor of a continuation, divisional or continuation-in-part application) or the maintenance of any Patent Rights without notifying Agenus in writing at least 30 days in advance of any applicable deadline.

6.4.3.

Cooperation. With respect to all Patent Rights that a Party is prosecuting under Section 6.4.1 (Responsibility), the prosecuting Party shall solicit the other Party’s comments prior to filing any such Patent Rights, including by providing such other Party copies of all patent filings and all material communications to and from the relevant patent authority in any country sufficiently in advance of submitting such filings or responses in such country so as to allow a reasonable opportunity for such other Party to review and comment thereon, and the prosecuting Party will consider such other Party’s reasonable comments with respect thereto in good faith. Such other Party will, at the prosecuting Party’s expense, provide the prosecuting Party all reasonable assistance and cooperation in the patent preparation, filing, prosecution, and maintenance efforts provided in this Section 6 (Prosecution of Licensed Patent Rights), including executing any other required documents or instruments for such prosecution.

6.5.

Prosecution of Joint Patents on New Inventions. In the event that the parties jointly conceive, discover, develop, or otherwise make a new Invention pursuant to Section 6.2 and do so in the absence of a relevant contract between the Parties, the Parties shall consult with each other and reach agreement on a filing and patent prosecution strategy prior to filing a patent application.

6.6.	Patent Term Extensions and Patent Listings.

6.6.1.

MiNK will be responsible for making decisions regarding patent term extensions, supplementary patent protection certificates, and any other extensions that are now or become available in the future, wherever applicable, for any and all Assigned Patent Rights. Agenus shall enable MiNK, to the extent commercially reasonable to do so, at MiNK’s request and expense, to obtain patent term extensions, supplementary patent protection certificates, and other extensions for Licensed Patent Rights. MiNK will have the sole right to make all filings with Regulatory Authorities with respect to all Assigned Patent Rights, including as required or allowed (i) in the U.S., in the FDA’s Orange Book and (ii) outside the U.S., under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. For the avoidance of doubt, any such decisions with respect to patent term extensions and filings with regulatory authorities with respect to Products being developed or Exploited by or on behalf of MiNK, its Affiliates or its Sublicensees will, as between the Parties, be at the sole right and discretion of MiNK.

6.7.	Patent Enforcement.

6.7.1.

Notification. If either Party becomes aware of any existing or threatened infringement or misappropriation of any Licensed Patent Right by a Third Party with respect to a Product (including any generic version thereof) or the Exploitation thereof (“Infringement”), then such Party will promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. For the avoidance of doubt, the term “Infringement” includes any counterclaims or other proceedings alleging that a Licensed Patent Right is invalid or unenforceable or that a product or process does not infringe or misappropriate such Licensed Patent Right.

6.7.2.	Enforcement Rights. For any Infringement, each Party will share with the other Party all non-privileged information available to it regarding such actual or alleged infringement.

6.7.2.1.

As between the Parties, with respect to Licensed Patents, Agenus will have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement, and MiNK will take appropriate actions to enable Agenus to commence such suit or take such actions. If Agenus fails to commence enforcement of such Licensed Patent Rights against an Infringement in a country within a period of 180 days after a request from MiNK to do so, then MiNK may commence a suit or take action in such country to enforce such Patent Rights against such Infringement, and Agenus will take appropriate actions to enable MiNK to commence such suit or take such actions.

6.7.3.

Collaboration. Each Party will provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action in accordance with this Section 6.7 (Patent Enforcement). The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party may obtain separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the enforcing Party.

6.7.4.	Settlement.

6.7.4.1.

MiNK will not settle any claim, suit, or action that is brought under Section 6.7.2 (Enforcement Rights) with respect to Licensed Patent , in any manner that imposes any costs or liability on, or involves any admission by, Agenus or its Affiliates, or reduces the scope, validity, or enforceability of such Patent Rights in any way without the written consent of Agenus, which consent will not be unreasonably withheld.

6.7.4.2.

Agenus will not settle any claim, suit, or action that is brought under Section 6.7.2 (Enforcement Rights) with respect to Licensed Patent Rights in any manner that imposes any costs or liability on, or involves any admission by, MiNK or its Affiliates.

6.7.5.	Expenses and Recoveries.

6.7.5.1.

The enforcing Party bringing a claim, suit, or action under Section 6.7.2 (Enforcement Rights) will pay for any expenses incurred by such Party, or incurred by the other Party for actions taken at the request of the enforcing Party, as a result of such claim, suit, or action or as a result of any counterclaims relating to such claim, suit, or action.

6.7.5.2.

If the enforcing Party is MiNK with respect to any Licensed Patent pursuant to Section 6.7.2 (Enforcement Rights) and MiNK recovers monetary damages in such claim, suit, action, or counterclaim thereof, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts will belong to MiNK, unless Agenus joined in such enforcement claim, suit, action, or counterclaim, in which case any remaining amounts will be shared between the Parties in proportion to their relative economic loss arising from the infringement.

6.7.5.3.

If the enforcing Party is Agenus with respect to any Licensed Patent Rights pursuant to Section 6.7.2 (Enforcement Rights) and Agenus recovers monetary damages in such claim, suit, action, or counterclaim thereof, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts will belong to Agenus, unless MiNK joined in such enforcement claim, suit, action, or counterclaim, in which case any remaining amounts will be shared between the Parties in proportion to their relative economic loss arising from the infringement.

6.8.	Third Party Infringement Claim.

6.8.1.

Subject to the indemnification rights or obligations of a Party under Article 8 (Indemnification), if a Product used or sold by MiNK or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right (each such claim or assertion a “Third Party Claim”) granted by a jurisdiction within the Territory, then MiNK will have the first right, but not the obligation, to resolve such Third Party Claim at its sole cost and expense. Agenus will, at MiNK’s expense, reasonably assist MiNK in any such defense, including assisting with document collection and production and cooperating with all discovery requests, and will at all times cooperate fully with MiNK.

6.8.2.	MiNK will keep Agenus reasonably informed with respect to the defense and settlement of Third Party Claims pursuant to this Section 6.8 (Third Party Infringement Claim).

7.	REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date, and covenants to the other Party as follows:

7.1.1.	Corporate Existence. Such Party is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which such Party was incorporated or formed.

7.1.2.

Corporate Power, Authority, and Binding Agreement. Such Party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. Such Party has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

7.1.3.

No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the rights, licenses, and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Law; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws, or other organizational documents of such Party; (iii) do not and will not conflict with, violate, breach, or constitute a default under any contractual obligations of such Party or any of its Affiliates; and (iv) such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with, or is inconsistent in any material respect with, the terms of this Agreement, or that would impede the diligent and complete fulfillment of such Party’s obligations hereunder.

7.1.4.

No Consents. No authorization, consent, or approval of a Third Party, nor any license, permit, exemption of, or filing or registration with, or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution, delivery, or performance of this Agreement by such Party or (ii) the consummation by such Party of the transactions contemplated hereby.

7.1.5.

Other Rights. Neither such Party nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of such Party’s rights under this Agreement.

7.2.	Additional Representations and Warranties of Agenus. Agenus represents, warrants, as of the Effective Date, and covenants to MiNK as follows:

7.2.1.

Title; Encumbrances. (i) Agenus (and not any of its Affiliates or any Third Party) is and will be the sole and exclusive owner of the entire right, title, and interest in the Patent Rights listed on Schedule 1.39 (Existing Licensed Patent Rights) and the Licensed Know-How; (ii) Agenus (and not any of its Affiliates or any Third Party) is the sole and exclusive owner of the entire right, title, and interest in the Patent Rights listed on Schedule 1.10 (Assigned Patent Rights) and the Assigned Know-How, in each case ((i) and (ii)), free and clear from any mortgages, pledges, liens, security interests, options, conditional and installment sale agreements, encumbrances, charges, or claims of any kind except any existing license obligations; (iii) the Patent Rights set forth on Schedule 1.39 (Existing Licensed Patent Rights) constitute all of the Patent Rights Controlled by Agenus or its Affiliates, other than Assigned Patent Rights, that (A) is primarily directed to a Licensed Target and is necessary to Exploit a product directed to such Licensed Target as of the Effective Date or (B) Cover Licensed Know-How, (iv) other than the Patent Rights set forth on Schedule 1.39 (Existing Licensed Patent Rights) and Schedule 1.10 (Assigned Patent Rights), there are no other Patent Rights Controlled by Agenus or its Affiliates that are necessary or reasonably useful to Exploit any Products as of the Effective Date; (v) to Agenus’s Knowledge, no Third Party has taken any action before any patent office (or similar Governmental Authority) that would render any of the Licensed Patent Rights or Assigned Patent Rights invalid or unenforceable; and (vi) Agenus is entitled to make the assignments and grant the licenses specified herein.

7.2.2.

In-Licenses. There are no agreements in effect as of the Effective Date between Agenus or any of its Controlled Affiliates (if any), on one hand, and a Third Party or other Affiliate of Agenus, on the other hand, under which rights with respect to the Licensed Technology or Assigned Intellectual Property are licensed or otherwise transferred or granted to Agenus or its Controlled Affiliates (if any).

7.2.3.

Prosecution and Maintenance of Patent Rights. The Licensed Patent Rights and Assigned Patent Rights are being prosecuted in the applicable patent offices in the Territory in accordance with applicable Law, and all applicable fees have been paid on or before the due date for payment.

7.2.4.

Inventors. To Agenus’s Knowledge, each of the Patent Rights listed on Schedule 1.39 (Existing Licensed Patent Rights) and Schedule 1.10 (Assigned Patent Rights) properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent Right is issued or such application is pending.

7.2.5.	Infringement by Third Parties. To Agenus’s Knowledge, no Person is infringing or threatening to infringe or misappropriate the Licensed Technology or Assigned Intellectual Property.

7.2.6.

No Grant of Rights. Neither Agenus nor any of its Controlled Affiliates (if any) has granted any rights with respect to the Licensed Technology, Assigned Intellectual Property, or any Products (including by granting any covenant not to sue with respect thereto) to any Person, other than the rights granted to MiNK pursuant to this Agreement or expressly reserved herein.

7.2.7.

Licensed Patent Rights and Assigned Patent Rights. (i) To Agenus’s Knowledge the Patent Rights listed on Schedule 1.39 (Existing Licensed Patent Rights) and Schedule 1.10 (Assigned Patent Rights) are the only patents and patent applications relating to the Products, including the use and methods of Manufacture of the Products, in which Agenus or its Controlled Affiliates (if any) has an interest either alone or jointly with any Third Party, and (ii) Agenus has no Knowledge of any information that leads it to believe that any issued patents included in the Licensed Patent Rights or Assigned Patent Rights are invalid or unenforceable in whole or in part.

7.2.8.

Assignment. Each Person named as an inventor on any of the Patent Rights set forth on Schedule 1.39 (Existing Licensed Patent Rights) and Schedule 1.10 (Assigned Patent Rights) has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Patent Rights set forth on Schedule 1.39 (Existing Licensed Patent Rights) and Schedule 1.10 (Assigned Patent Rights) to the applicable owner of record.

7.2.9.	Covenants.

7.2.10.

No Violation. Neither Party nor any of its Affiliates will enter into any obligation to any Person, contractual or otherwise, that, by its terms, directly conflicts with or is inconsistent with, in any material respect, the terms of this Agreement.

7.2.11.	Anti-Corruption Compliance. Each Party will perform, and will cause all of its employees and agents to perform, its obligations under this Agreement in full compliance with all Anti-Corruption Laws.

7.3.

No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, AND OTHER THAN IN CIRCUMSTANCES CONSTITUTING FRAUD, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

8.	INDEMNIFICATION

8.1.

Indemnification by Agenus. Agenus will, at its sole expense, defend, indemnify, and hold MiNK and its Affiliates and their respective officers, directors, employees, and agents (the “MiNK Indemnitees”) harmless from and against any and all damages, losses, liabilities, taxes, costs, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Losses”) arising from claims, suits, proceedings brought by Third Parties (collectively,

“Claims”) arising out of, based on, or resulting from (a) the breach of any of Agenus’s obligations under this Agreement, including Agenus’s representations and warranties, covenants, and agreements, (b) the willful misconduct or grossly negligent acts of Agenus or any Agenus Indemnitee, (c) Agenus’s or its Affiliates’ violation of Law, (d) the Development of products, processes or services Covered by the Assigned Intellectual Property in the Territory by or on behalf of Agenus or its Affiliates or its or their respective sublicensees, (e) the Commercialization of products, processes or services Covered by the Assigned Intellectual Property in the Territory by or on behalf of Agenus or its Affiliates or its or their respective sublicensees, (f) the Manufacture of products Covered by the Assigned Intellectual Property in the Territory by or on behalf of Agenus or its Affiliates or its or their respective sublicenses, (g) the use of any materials provided by MiNK hereunder, or (h) any acts or omissions by Agenus’ distributors, wholesalers, or resellers of products. The foregoing indemnity obligation will not apply (i) to the extent that such Claims or Losses arise out of or result from the fraud, gross negligence, willful misconduct, or violation of Law by MiNK or its Affiliates, or any related breach by MiNK of its representations, warranties, or covenants hereunder; or (ii) to Claims or Losses for which MiNK has an obligation to indemnify Agenus pursuant to Section 8.2 (Indemnification by MiNK), as to which Claims or Losses each Party will indemnify the other to the extent of its respective liability for such Claims or Losses.

8.2.

Indemnification by MiNK. MiNK will, at its sole expense, defend, indemnify, and hold Agenus and its Affiliates and their respective officers, directors, employees, and agents (the “Agenus Indemnitees”) harmless from and against any and all Losses arising from Claims to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of MiNK’s obligations under this Agreement, including MiNK’s representations and warranties, covenants, and agreements, (b) the willful misconduct or grossly negligent acts of MiNK or any MiNK Indemnitee, (c) MiNK’s or its Affiliates’ or Sublicensees’ violation of Law, (d) the Development of the Products in the Territory by or on behalf of MiNK or its Affiliates or its or their respective Sublicensees, (e) the Commercialization of the Products in the Territory by or on behalf of MiNK or its Affiliates or its or their respective Sublicensees, (f) the Manufacture of the Products in the Territory by or on behalf of MiNK or its Affiliates or its or their respective Sublicensees, (g) the use of any materials provided by Agenus hereunder, or (h) any acts or omissions by MiNK’s distributors, wholesalers, or resellers of the Products. The foregoing indemnity obligation will not apply (i) to the extent that such Claims or Losses arise out of or result from the fraud, gross negligence, willful misconduct, or violation of Law by Agenus or its Affiliates, or any related breach by Agenus of its representations, warranties, or covenants hereunder; or (ii) to Claims or Losses for which Agenus has an obligation to indemnify MiNK pursuant to Section 8.1 (Indemnification by Agenus), as to which Claims or Losses each Party will indemnify the other to the extent of its respective liability for such Claims or Losses.

8.3.

Indemnification Procedures. The Party claiming indemnity under this Article 8 (Indemnification) (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim or Loss; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of such Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnifying Party will not settle such Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money and includes a complete release of claims for the Indemnified Party. So long as the Indemnifying Party is actively defending such Claim in good faith, the Indemnified Party will not settle or compromise such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of such Claim within 90 days after receipt of written notice thereof from the Indemnified Party, then (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, but will obtain any consent (not to be unreasonably withheld) from, the Indemnifying Party in connection therewith) and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 8 (Indemnification).

8.4.

Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR ANY LOST PROFIT OR LOST REVENUE ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH PARTY SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 (INDEMNIFICATION BY AGENUS) OR 8.2 (INDEMNIFICATION BY MINK), (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9 (CONFIDENTIALITY), OR (C) DAMAGES ARISING FROM A PARTY’S FRAUD, OR WILLFUL MISCONDUCT OR OMISSION.

8.5.

Insurance. MiNK will procure and maintain at its sole cost and expense, policies of insurance, including comprehensive general liability and product liability insurance, in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.

9.	CONFIDENTIALITY

9.1.

Confidentiality. Each Party agrees that, during the Term and for a period of 10 years thereafter, it and its Affiliates will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than to exercise its rights or perform its obligations under this Agreement any Confidential Information furnished to it or its Affiliate by the other Party or its Affiliate pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. Each Party will further require its Affiliates, and its and their respective directors, officers, employees, agents, consultants, sublicensees, contractors, partners, assignees, and distributors (collectively, “Recipients”) who receive the other Party’s Confidential Information to agree, in writing, to be bound by duties and obligations of confidentiality and non-use no less stringent than those contained in this Section 9.1 (Confidentiality). The foregoing confidentiality and non-use obligations do not apply to any portion of the disclosing Party’s Confidential Information that the receiving Party can demonstrate by competent written proof maintained in the ordinary course of business:

9.1.1.

was already known to, or otherwise in the possession of, the receiving Party, other than under an obligation of confidentiality, prior to the time of disclosure by the disclosing Party or its Affiliate, as evidenced by contemporaneous writing;

9.1.2.	was part of the public domain at the time of its disclosure to the receiving Party or any of its Recipients;

9.1.3.	became part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Recipients in breach of this Agreement;

9.1.4.	was disclosed to the receiving Party on a non-confidential basis by a Third Party who had a legal right to make such disclosure; or

9.1.5.

was independently discovered or developed by the receiving Party or its Affiliate without aid, application, reference to, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

9.2.

Authorized Disclosure. Notwithstanding the obligations set forth in Section 9.1 (Confidentiality), a Party or its Affiliate may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

9.2.1.

such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent Rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Product or submission of information to tax or other Governmental Authorities; (iii) for prosecuting or defending litigation as contemplated by this Agreement; or (iv) complying with applicable Law;

9.2.2.

such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, sources of debt or equity financing, insurers, or licensors who need to know such information in order for such Party to perform its obligations or exercise its rights under this Agreement; provided that, in each case, the disclosees are bound by written obligations of confidentiality and non-use no less stringent than those of this Agreement with a reasonable duration based on customary terms;

9.2.3.

such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, collaborator, licensee or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition, license or other business relationship; provided that, in each case, the disclosees are bound by written obligations of confidentiality and non-use no less stringent than to those of this Agreement with a reasonable duration based on customary terms, and further provided that in the case of any such disclosure of Confidential Information to any actual or potential competitor of either Party, all competitively sensitive information (including, for the avoidance of doubt, all financial information) herein will be redacted until, subject to applicable Laws, the execution of a definitive agreement with such actual or potential competitor to implement a transaction with the receiving Party is imminent; or

9.2.4.	such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena, or other order.

Notwithstanding the foregoing, if a Party or its Affiliate is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.2.1 (Authorized Disclosure) or 9.2.4 (Authorized Disclosure), then such Party will (i) promptly notify the other Party of such required disclosure, (ii) give the other Party an opportunity to seek confidential treatment and, upon the other Party’s request, such Party and its Affiliates will use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure, and (iii) if the other Party is unsuccessful in its efforts pursuant to subsection (ii), disclose only that portion of the Confidential Information that such Party is legally required to disclose.

9.3.	Publicity; Terms of Agreement.

9.3.1.

Terms of Agreement. The Parties agree that the existence and terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 9.3 (Publicity; Terms of Agreement).

9.3.2.

Use of Name. Neither Party will not use the name or trademark of the other Party (or insignia, or any contraction, abbreviation, or adaptation thereof) or its officers, directors or other personnel, including in any publication or public announcement, without such other Party’s prior written permission, except to the extent required by Law, in which event such Party will exercise reasonable efforts to notify the other Party of such requirement in advance.

9.3.3.

Required Disclosures. The Parties acknowledge that either or both Parties may be obligated to file under Laws a copy of this Agreement with Governmental Authorities. Each Party may make such a required filing and will use reasonable efforts to request confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party under applicable Law. In the event of any such filing, the filing Party will provide the other Party with a copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, and provided within 12 Business Days after provision of such copy (or such shorter period of time as may be required to comply with applicable Law), with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

9.4.

Destruction of Confidential Information. Except as otherwise set forth in this Agreement, upon termination or expiration of this Agreement, the receiving Party will, at disclosing Party’s option and instruction, promptly destroy all of the disclosing Party’s Confidential Information in its possession, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files solely to monitor its continuing obligations or as reasonably necessary or useful to exercise its rights that expressly survive the termination or expiration of this Agreement.

10.	TERM AND TERMINATION

10.1.	Term. This Agreement becomes effective on the Effective Date and shall continue until terminated as specifically provided in this Agreement (the “Term”).

10.2.	Termination for Convenience by MiNK. MiNK may, upon 90 days’ prior written notice to Agenus, unilaterally terminate this Agreement in its entirety for convenience and without cause.

10.3.

Termination for Material Breach. If a Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party and if the Breaching Party fails to cure such breach within 90 days after receipt of such notice (within 45 days for breaches of payment obligations), the Non-Breaching Party may terminate this Agreement in its entirety upon written notice to the Breaching Party. If the Breaching Party notifies the Non-Breaching Party during the cure period of a good faith dispute as to whether it has materially breached this Agreement or whether the applicable breach has been cured, then this Agreement will remain in full force and effect for so long as the Breaching Party diligently pursues the resolution of such dispute in accordance with Article 11 (Dispute Resolution) (including during the pendency of any dispute resolution proceeding), and the cure period will be tolled during the pendency of such dispute. If as a result of a dispute resolution proceeding it is determined that the Breaching Party did not materially breach this Agreement (or such material breach was cured during the cure period), then no termination will be effective, and this Agreement will continue in full force and effect.

10.4.

Termination for Patent Challenge. In the event of a Patent Challenge, then, Agenus will have the right, exercisable within 60 days following receipt of notice regarding such Patent Challenge, to give notice to MiNK requesting that MiNK cease such Patent Challenge, and, unless MiNK or its Sublicensee (or the applicable Affiliate) causes such Patent Challenge to be withdrawn within 90 days of receiving such notice (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, such challenging party withdraws as a party from such Patent Challenge (if applicable) and ceases actively assisting any other party to such Patent Challenge within 90 days of receiving such notice), Agenus may, in its sole discretion, terminate this Agreement by providing written notice thereof to MiNK. The foregoing termination right will not apply with respect to (a) any claim of the Licensed Patent Right that Agenus first asserts against MiNK, a Sublicensee or any of their Affiliates where the Patent Challenge is made in defense of such assertion, or (b) any Patent Challenge commenced by a Third Party that after the Effective Date acquires or is acquired by MiNK, a Sublicensee, or one of their Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise, but only with respect to a Patent Challenge commenced prior to the execution of the purchase agreement or merger agreement for such acquisition. In addition, with respect to any Patent Challenge commenced by a Sublicensee (or an Affiliate of a Sublicensee), Agenus may not terminate the license granted to MiNK under the applicable Licensed Patent Rights if MiNK promptly terminates the sublicense granted to such Sublicensee upon the Sublicensee’s (or its Affiliate’s) failure to cause any Patent Challenge initiated by it to be withdrawn within such 90-day notice period (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenge in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, upon the Sublicensee’s (or its Affiliate’s) failure to withdraw as a party from such Patent Challenge and cease actively assisting any other party to such Patent Challenge within such 90-day notice period).

10.5.

Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency Laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within 90 days after such filing, (d) proposes or is a party to any dissolution or liquidation, or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within 60 days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.6.	Effects of Expiration or Termination.

10.6.1.

Accrued Rights; Survival. Expiration or termination of this Agreement will be without prejudice to any rights which have accrued to the benefit of a Party prior to such expiration or termination. Without limiting the foregoing, Article 1 (Definitions), Article 2 (Assignment), Section 3.1.2 (MiNK License Grant to Agenus), Section 6.2 (Ownership of New Inventions), Section 6.3 (Assigned Patent Rights and Assigned Know-How), 6.4 (Prosecution of Licensed Patent Rights), 8.1 (Indemnification by Agenus), 8.2 (Indemnification by MiNK), 8.3 (Indemnification Procedures), 8.4 (Limitation of Liability), and 10.6 (Effects of Expiration or Termination), and Articles 9 (Confidentiality) and 12 (Miscellaneous) will survive any expiration or termination of this agreement.

10.6.2.	Effects of Termination. If this Agreement is terminated, then each of the following will apply:

10.6.2.1.

Termination of Licenses. Subject to Section 10.6 (Effects of Expiration or Termination), all licenses granted by Agenus to MiNK under this Agreement will immediately terminate and be of no force or effect. For clarity, the termination of this Agreement will have no effect on the assignments granted under this Agreement, including pursuant to Article 2 (Assignment).

10.6.2.2.

Negotiation of License. Unless this Agreement is terminated by MiNK pursuant to Section 10.3 (Termination for Material Breach), at Agenus’ request, the Parties will discuss in good faith the terms pursuant to which MiNK would (i) grant to Agenus an exclusive or non-exclusive, royalty-bearing license (or sublicense) under MiNK’s interest in any technology Controlled by MiNK that Covers the Products solely to Exploit the Products, (ii) to the extent permitted by applicable Laws and other legal obligations (such as patient informed consent agreements), transfer and assign to Agenus all Regulatory Materials, applications for Regulatory Approvals, and related clinical data contained or relied upon in any of the foregoing for the Product in MiNK’s Control and possession of the effective date of the termination of this Agreement, and (iii) provide other assistance as may be reasonably necessary or useful for Agenus to continue Exploiting the Product.

10.6.2.3.

Return of Know-How. Upon termination of this Agreement, MiNK will return to Agenus all materials and documents provided to MiNK pursuant to Section 4.1 (Technology Transfer; Support) other than the Assigned Intellectual Property.

11.	DISPUTE RESOLUTION

11.1.

Referral of Disputes to Executive Officers; Arbitration. In the event of any disputes, controversies, or differences between the Parties arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement a (“Dispute”), then upon the written request of either Party, such Dispute will be first submitted to the chief executive officers of each Party for attempted resolution by good faith negotiations within 30 days. If such Dispute is not resolved within 30 days following the written request for such attempted resolution by good faith negotiations, then either Party may submit such Dispute to neutral, binding arbitration administered by the American Arbitration Association pursuant to its arbitration rules and procedures in effect at the time of such submission. The place of arbitration will be Boston, Massachusetts. The official language of the arbitration will be English. The tribunal will consist of three arbitrators, one arbitrator to be appointed by each Party and one arbitrator to be appointed by the two Party-appointed arbitrators. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each Party’s Confidential Information. Any arbitral award will be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Notwithstanding the foregoing, each Party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator.

11.2.

Governing Law. This Agreement and all Disputes are governed by and construed under the Laws of New York, without giving effect to any choice of law principles that would require the application of the Laws of a different jurisdiction.

11.3.

Patent Disputes. To the extent that a Dispute concerns the scope, ownership, validity, enforceability, revocation, or infringement of a Patent Right within the Licensed Patent Rights or Assigned Patent Rights and such Dispute cannot be resolved by the Parties’ respective chief executive officers in accordance with Section 11.1 (Referral of Disputes to Executive Officers; Arbitration), then unless otherwise agreed by the Parties in writing, either Party may initiate litigation in a court or other tribunal of competent jurisdiction in the country of filing or issuance of the Patent Right that is the subject of such Dispute.

12.	MISCELLANEOUS

12.1.

Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto their Affiliates with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2.	Compliance with Law. Each Party will conduct, and will cause its Affiliates and Sublicensees to conduct, all of its activities under this Agreement in accordance with applicable Laws.

12.3.

Force Majeure. Except for any payment obligations hereunder, a Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event; provided that such Party promptly provides notice of the start and stop of such force majeure event to the other Party. Such excuse will continue for so long as such force majeure event continues and such Party takes reasonable efforts to remove the condition constituting such force majeure event as soon as possible. For purposes of this Agreement, a force majeure event is an unforeseeable condition beyond the reasonable control of the affected Party and without fault of such Party affected, including, without limitation, an act of God, war, civil commotion, terrorist act, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, a failure of supply beyond such Party’s reasonable control, regulatory or legal actions or developments (other than those resulting from conditions within such Party’s reasonable control), or criminal actions by employees (other than such Party’s senior executives) or Third Parties, the consequences of which (in each case) could not have been avoided through reasonable risk management or reasonable efforts to prepare for foreseeable events. Performance will be excused only to the extent of and during the reasonable continuance of such force majeure event. Any deadline or time for performance that falls during or subsequent to the occurrence of such force majeure event will be automatically extended for a period of time equal to the period of such force majeure event.

12.4.

Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.4 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand- delivered or sent by a reputable courier service, (b) five Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, or (c) upon confirmation of receipt, if sent by electronic mail.

If to Agenus:	Agenus Inc.
3 Forbes Road
Lexington, Massachusetts 02421
Attn: Chief Executive Officer

With a copy to (which will not constitute notice):

Agenus Inc.
3 Forbes Road
Lexington, Massachusetts 02421
Attn: Legal Department
Email: Legal.Notices@agenusbio.com

If to MiNK:	MiNK Therapeutics, Inc.
149 Fifth Avenue
Suite 500
New York, NY 10010
Attn: Chief Executive Officer

With a copy to (which will not constitute notice):

MiNK Therapeutics, Inc.
149 Fifth Avenue
Suite 500
New York, NY 10010
Attn: Legal Department
Email: Legal.Notices@agenusbio.com

12.5.

No Strict Construction; Interpretation; Headings. The language in this Agreement is to be construed in all cases according to its fair meaning. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.” The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any Laws will be construed as referring to such Laws as from time to time enacted, repealed, or amended, (c) any reference to any person will be construed to include the person’s successors and permitted assigns, (d) the words “herein,” “hereof,” and “hereunder” and words of similar import will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references to Sections, Exhibits, or Schedules will be construed to refer to Sections, Exhibits, and Schedules to this Agreement, (g) the word “days” means calendar days unless otherwise specified, (h) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files, or databases containing the information, files, items, documents, or materials to which such words apply, and (i) wherever used, the word “will” and the word “shall” are each understood to be imperative or mandatory in nature and are interchangeable with one another. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

12.6.

Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor that acquires all or substantially all of the assets of the business of such Party to which this Agreement relates. Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of such rights or obligations. This Agreement will be binding on the successor of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 (Assignment) is null, void, and of no legal effect. Notwithstanding the foregoing, MiNK may freely assign the Assigned Patent Rights without consent from Agenus.

12.7.

Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement is a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.8.

Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Agenus agrees that MiNK, as exclusive licensee of certain of the rights and licenses granted under this

Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. In the event of the commencement of a bankruptcy proceeding by or against Agenus under the U.S. Bankruptcy Code or other applicable Law governing Agenus, MiNK will have the right to retain any and all rights and licenses granted to it hereunder to the maximum extent permitted by applicable Laws (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof) and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are required to be transferred pursuant to Section 4.1 (Technology Transfer; Support), which, if not already in MiNK’s possession, will be promptly delivered to it upon any such commencement of a bankruptcy proceeding, unless Agenus (or its bankruptcy trustee) elects to assume this Agreement and continue to perform all of its obligations under this Agreement.

12.9.

Further Assurances and Actions. The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary to consummate or implement expeditiously the express purposes and intent contemplated by this Agreement.

12.10.

No Third Party Beneficiaries. Except for the rights to indemnification provided for under Article 8 (Indemnification) above, all rights, benefits, and remedies under this Agreement are solely intended for the benefit of Agenus and MiNK, and except for such rights to indemnification expressly provided pursuant to Article 8 (Indemnification), no Third Party will have any rights whatsoever to: (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence, and strict liability), or as a defense, setoff, or counterclaim to any action or claim brought or made by the Parties.

12.11.

Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held to be invalid, illegal, or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law. The Parties agree that if a court finds that the scope of any one or more of the provisions contained in this Agreement will, for any reason, be invalid, illegal, excessively broad, unreasonable, or unenforceable in any respect, then the court may modify such provision and render it reasonable.

12.12.

No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay, or the failure of any Party to enforce or exercise any term, condition, or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition, or part, nor will it forfeit any rights, power, or privilege to future enforcement thereof. No single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

12.13.

Relationship of the Parties. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Agenus and MiNK will be independent contractors and the legal relationship between the Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes.

12.14.	English Language. This Agreement was prepared and executed in the English language, which language governs the interpretation of, and any dispute regarding, the terms of this Agreement.

12.15.

Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. In addition, PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any Party will constitute due execution and delivery of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

AGENUS INC.		MINK THERAPEUTICS, INC.

By:	/s/ Garo Armen	By:	/s/ Jennifer Buell
Name:	Garo H. Armen	Name:	Jennifer S. Buell
Title:	CEO	Title:	CEO

AGENUS SWITZERLAND INC.		AGENTUS THERAPEUTICS SA

By:	/s/ Garo Armen	By:	/s/ Jennifer Buell
Name:	Garo H. Armen	Name:	Jennifer S. Buell
Title:	Director	Title:	CEO

AGENUS UK LTD.		AGENTUS THERAPEUTICS LTD

By:	/s/ Garo Armen	By:	/s/ Jennifer Buell
Name:	Garo H. Armen	Name:	Jennifer S. Buell
Title:	Director	Title:	CEO

[Signature Page to Exclusive License Agreement]